Exhibit 99.1

Jones Soda Co. Reports Fiscal 2012 Second Quarter Results

Cost Savings Initiatives Help Drive Improved Bottom Line Performance

SEATTLE--(BUSINESS WIRE)--August 9, 2012--Jones Soda Co. (the Company) (NASDAQ: JSDA), a leader in the premium soda category and known for its unique branding and innovative marketing, today announced results for the second quarter ended June 30, 2012. Revenue for the second quarter of 2012 increased 7.0% to $5.3 million compared to revenue of $4.9 million for the second quarter of 2011. The Company reported a net loss of $459,000, or $(0.01) per share, for the second quarter of 2012, compared to a net loss of $1.8 million, or $(0.06) per share, for the second quarter of 2011.

Jennifer Cue, Jones Soda’s Chief Executive Officer, commented, “The improvement in Jones’ financial performance demonstrates that the expense reduction initiatives started at the beginning of the year are taking hold. The Company’s operations are focused on a more disciplined approach to growing revenues, living within our means, and re-igniting the entrepreneurial spirit of the Company. Our entire team and our board of directors are committed to investing the Company’s resources in a way that will deliver sustainability through the combination of growth and judicious expense management.”

Chairman Mick Fleming added, “We are thrilled to have Jennifer Cue back at Jones. She has an impressive track record of operating and financial success at Jones as well as a true passion and understanding of our brand. Jennifer is highly motivated to lead the Company to its true potential.”

Second Quarter Review - Comparison of Quarters Ended June 30, 2012 and 2011

  Revenue increased 7.0% to $5.3 million, compared to $4.9 million last year.
  Gross margin increased to 30% of revenue, compared to 29% of revenue last year.
  Operating expenses decreased 37% to $2.0 million, compared to $3.2 million last year.
  Net loss improved to $459,000, or $(0.01) per share, for the second quarter of 2012, compared to a net loss of $1.8 million, or $(0.06) per share, last year.

Year-to-Date Review - Comparison of Six Month Periods Ended June 30, 2012 and 2011

  Revenue increased 1.3% to $9.1 million, compared to $9.0 million last year.
  Gross margin increased to 29% of revenue, compared to 27% of revenue last year.
  Operating expenses decreased 21% to $4.7 million, compared to $5.9 million last year.
  Net loss improved to $2.1 million, or $(0.06) per share, compared to a net loss of $3.5 million, or $(0.11) per share, last year.

Conference Call

The Company will discuss its results for the quarter ended June 30, 2012 on its scheduled conference call today, August 9, 2012 at 4:30 p.m., Eastern time (1:30 p.m., Pacific). This call will be webcast and can be accessed by visiting our website at www.jonessoda.com or www.jonessoda.com/company/jones-press/webcasts. Investors may also listen to the call via telephone by dialing (719) 457-2694 (confirmation code: 4046273). In addition, a telephone replay will be available by dialing (858) 384-5517 (confirmation code: 4046273) through August 16, 2012, at 11:59 p.m. Eastern Time.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co.® markets and distributes premium beverages under the Jones® Soda and WhoopAss™ Energy Drink brands and sells through its distribution network, in markets primarily across North America. A leader in the premium soda category, Jones is known for its variety of flavors, highest quality ingredients, including pure cane sugar and innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers. For more information, visit www.jonessoda.com or www.myjones.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as "will," "aims," "anticipates," "becoming," "believes," "continue," "estimates," "expects," "future," "intends," "plans," "predicts," "projects," "targets," or "upcoming". Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect Jones Soda's actual results include, among others: its ability to successfully execute on its 2012 operating plan; its ability to generate sufficient cash flow from operations; its ability to streamline operations, reduce operating expenses, and reduce and slow its use of cash; its ability to successfully integrate management changes and reductions in operating expense and personnel; its ability to manage impacts if its common stock is delisted from The Nasdaq Capital Market; its ability to develop and introduce new products to satisfy customer preferences; its ability to market and distribute brands on a national basis; changes in consumer demand or market acceptance for its products; its use of the net proceeds from any financings to improve its financial condition; its ability to increase demand and points of distribution for its products or to successfully innovate new products and product extensions; its ability to establish, maintain and expand distribution arrangements with distributors, retailers or national retail accounts; its ability to maintain relationships with co-packers; its ability to maintain a consistent and cost-effective supply of raw materials; its ability to maintain brand image and product quality; its ability to attract, retain and motivate key personnel; its ability to protect its intellectual property; the impact of future litigation; and the impact of intense competition from other beverage suppliers. More information about factors that potentially could affect Jones Soda's operations or financial results is included in Jones Soda's most recent annual report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission on March 30, 2012. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Jones Soda undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

JONES SODA CO. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(In thousands, except share data)
Revenue	$5,257	$4,914	$9,119	$9,001
Cost of goods sold	3,696	3,497	6,510	6,584
Gross profit	1,561	1,417	2,609	2,417
Gross profit %	29.7%	28.8%	28.6%	26.9%
Licensing revenue	6	7	11	12
Operating expenses:
Promotion and selling	920	1,873	2,277	3,153
General and administrative	1,078	1,313	2,410	2,793
	1,998	3,186	4,687	5,946
Loss from operations	(431)	(1,762)	(2,067)	(3,517)
Other (expense) income, net	(5)	6	(16)	78
Loss before income taxes	(436)	(1,756)	(2,083)	(3,439)
Income tax expense, net	(23)	(64)	(48)	(51)
Net loss	$(459)	$(1,820)	$(2,131)	$(3,490)

Net loss per share - basic and diluted	$(0.01)	$(0.06)	$(0.06)	$(0.11)
Weighted average basic and diluted common shares outstanding	38,544,140	31,990,645	37,268,386	31,724,816

	Three Months Ended June 30,		Six Months Ended June 30,
Case sale data (288-ounce equivalent)	2012	2011	2012	2011
Finished product cases	376,200	358,300	672,200	660,300

JONES SODA CO. CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2012	December 31, 2011
	(Unaudited)
Assets	(In thousands)
Current assets:
Cash and cash equivalents	$2,500	$1,709
Accounts receivable	3,151	1,966
Inventory	2,258	2,386
Prepaid expenses and other current assets	203	204
Total current assets	8,112	6,265
Fixed assets	632	844
Other assets	526	548
Total assets	$9,270	$7,657

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,909	$1,278
Accrued expenses	1,548	1,323
Taxes payable	25	64
Other current liabilities	51	48
Total current liabilities	3,533	2,713
Long-term liabilities - other	514	539
Shareholders' equity:
Common stock, no par value:
Authorized: 100,000,000
Issued and outstanding: 38,550,889 and 32,100,882 shares, respectively	52,904	50,090
Additional paid-in capital	7,252	7,116
Accumulated other comprehensive income	419	420
Accumulated deficit	(55,352)	(53,221)
Total shareholders' equity	5,223	4,405
Total liabilities and shareholders' equity	$9,270	$7,657

CONTACT:
Jones Soda Co.
Carrie L. Traner, 206-624-3357
Vice President of Finance
ctraner@jonessoda.com